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                                                                    EXHIBIT 21.1

Subsidiaries of Registrant


Name                                State of Incorporation

Franklin National Bank              Tennessee
Franklin Capital Trust I            Delaware
Franklin Financial Insurance        Tennessee
Franklin Financial Mortgage*        Tennessee
Franklin Financial Securities*      Tennessee
Hometown Loan Company*              Tennessee




* Direct subsidiary of Franklin National Bank